EXHIBIT 99.13

AMENDMENT NO. 2
TO
K. MASON CONNER
EXECUTIVE EMPLOYMENT AGREEMENT

        THIS AMENDMENT NO. 2 TO EXECUTIVE EMPLOYMENT AGREEMENT, effective as of May 1, 2006 (the “Amendment”) amends the Executive Employment Agreement dated June 10, 2004 and amended by Amendment No. 1 dated April 28, 2005 (as so amended, the “Agreement”), by and between K. MASON CONNER (“Executive”) and VILLAGEEDOCS, a California corporation (“Company”).

W  I  T  N  E  S  S  E  T  H:

        WHEREAS, Executive and Company are parties to the Agreement pursuant to which, among other things, Executive is engaged as President and Chief Executive Officer of the Company; and

        WHEREAS, the parties desire to amend the Agreement as provided herein.

        NOW, THEREFORE, in consideration of the material promises and agreements herein made and intending to be legally bound, the parties hereto hereby agree as follows:

1.	Definitions. Unless the context hereof indicates otherwise, all capitalized terms used herein shall have the same meaning as such capitalized terms are defined in the Agreement.

2.	Amendments. The Agreement is hereby amended as follows:

(i)	The first paragraph of Section 2 of the Agreement is hereby deleted and replaced with the following language:

The initial term of employment under this Agreement shall commence as of June 15, 2004 (the “Effective Date”) and shall terminate as of June 14, 2010. After the expiration of such initial employment period, the term of the Executive’s employment hereunder shall automatically be extended without further action by the parties for successive one (1) year renewal terms, provided that if either party gives the other party at least ninety (90) days advance written notice of his or its intention to not renew this Agreement for an additional term, the Agreement shall terminate upon the expiration of the current term.

(ii)	Section 3(a) of the Agreement is hereby deleted in its entirety, and replaced with the following language:

(a) Annual Base Salary. Effective with the pay period beginning February 1, 2006, the Executive shall receive an annual base salary for the during the twelve months thereafter at a rate of Two Hundred Twenty-Five Thousand Dollars ($225,000), payable in installments consistent with the Company’s normal payroll schedule. The Board or its Compensation Committee shall review this base salary at annual intervals, and may adjust the Executive’s annual base salary from time to, provided, however, that the salary for the twelve month period beginning February 1, 2007 and for each succeeding twelve month period shall not be less than 105% of the salary for the prior twelve month period.

        IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their respective duly authorized representatives as of the date first set forth above.

VILLAGEEDOCS		EXECUTIVE:

By:	/s/ Michael Richard	/s/ K. Mason Conner
Name:	Michael Richard	K. Mason Conner
Title:	Chief Financial Officer